Exhibit 99.1

EXPRESSJET APPOINTS THOMAS M. HANLEY AS CEO

            HOUSTON, April 19, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today announced its Board of Directors named Thomas M. Hanley as President and Chief Executive Officer effective immediately.

            “Tom brings creativity, innovation and lateral thinking to ExpressJet complemented by abilities to reason and act tactically as required in an operationally-intensive, regional airline,” said George R. Bravante, Jr., Chairman of the Board of Directors.  “We are excited to welcome Tom and support him as he leads ExpressJet in maintaining our operational excellence while returning us to sustained profitability.”

            Tom’s previous experience includes various executive positions for a private equity fund, Wexford Capital.  Most recently, Tom led a restructuring of Rhino Energy – a $450 million-revenue coal company, based in Lexington, Kentucky.  Hanley’s aviation industry experience includes:  Director of the United Express network overseeing a network of independent providers operating 2,000 daily departures; Vice President of the US Airways Express division, comprised of four owned and nine independent airlines, operating 2,400 daily departures; President of Republic Airlines, an EMB-170 operation being established as a subsidiary of Republic Airways; and Chief Executive Officer of Shuttle America, then a Saab-340 regional airline operator, owned by Wexford Capital.  Tom graduated from Auburn University where he obtained a Bachelor of Science in Industrial Engineering.

            “ExpressJet possesses a tremendous reputation for operational excellence and I am thrilled to become a part of the team,” said Tom Hanley, President and Chief Executive Officer.  “I look forward to strengthening our relationships and financial performance while maintaining our operating metrics as an industry leader,” Tom added.

            Tom will begin his employment with ExpressJet effective immediately and transition duties from T. Patrick (“Pat”) Kelly, Interim President and Chief Executive Officer, who will return to his position on ExpressJet’s Board of Directors effective May 1, 2010.

            “I truly enjoyed my experience at ExpressJet and appreciate the warm welcome extended to me during my tenure,” said Pat Kelly.  “Tom is a great fit for the next phase at ExpressJet, and I look forward to great success as Tom’s considerable skills are combined with the pragmatic, results-driven and people-centric culture in place at ExpressJet,” Pat added.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,045 departures per day.  Operations include capacity purchase agreements for Continental and United as well as providing clients customized 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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